Exhibit 4.4

VIQ Solutions Inc.

Consolidated Financial Statements

December 31, 2019 and 2018

(Expressed in United States dollars)

Independent Auditor's Report

To the Shareholders of VIQ Solutions Inc.:

Opinion

We have audited the consolidated financial statements of VIQ Solutions Inc. and its subsidiaries (the "Company"), which comprise the consolidated balance sheets as at December 31, 2019 and December 31, 2018, and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2019 and December 31, 2018, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information we do not express any form of assurance conclusion thereon.

In connection with our audits of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audits or otherwise appears to be materially misstated. We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.
•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.
•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor's report is Saad Shaikh.

Toronto, Ontario	Chartered Professional Accountants
April 16, 2020	Licensed Public Accountants

VIQ SOLUTIONS INC.

VIQ Solutions Inc.
Consolidated Balance Sheets
(Expressed in United States dollars)

	December 31, 2019	December 31, 2018
Assets
Current assets
Cash	$1,707,654	$1,922,768
Trade and other receivables, net of expected credit loss (note 4)	3,169,545	3,023,127
Inventories	64,706	58,195
Prepaid expenses and deposits	184,207	161,170
	5,126,112	5,165,260
Non-current assets
Restricted cash	37,536	37,712
Property and equipment (note 5)	111,587	111,437
Right of use assets (note 10)	647,046	-
Intangible assets (note 6)	10,216,461	11,358,813
Goodwill (note 7)	4,295,515	4,291,935
Deferred tax assets (note 19)	334,542	368,997
Total assets	$20,768,799	$21,334,154

Liabilities
Current liabilities
Trade and other payables	$3,073,361	$4,458,982
Income tax payable	94,606	-
Share appreciation rights plan obligations (note 11)	149,078	257,164
Current portion of long-term debt (note 8)	1,103,438	1,155,518
Conversion feature derivative liability (note 8)	2,336,804	3,290,832
Current portion of lease obligations (note 10)	307,436	-
Provisions (note 9)	441,667	458,959
Contract liabilities	455,026	454,789
	7,961,416	10,076,244
Non-current liabilities
Deferred tax liability (note 19)	4,205	29,752
Convertible debt (note 8)	3,601,182	1,563,554
Long-term debt (note 8)	6,505,637	6,877,061
Long-term lease obligations (note 10)	382,208	-
Provisions (note 9)	103,629	72,638
Total liabilities	18,558,277	18,619,249

Shareholders’ equity
Capital stock (note 11)	21,987,937	18,662,252
Contributed surplus	4,552,528	3,595,587
Accumulated other comprehensive income (loss)	(135,058)	127,753
Deficit	(24,194,885)	(19,670,687)
	2,210,522	2,714,905
Total liabilities and shareholders’ equity	$20,768,799	$21,334,154

Subsequent events (note 22)

Commitments and contingencies (note 13)

Approved by the Board	Signed “Larry Taylor”	Signed “Sebastien Paré”
	Larry Taylor, Director	Sebastien Paré, CEO and Director

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 2

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Consolidated Statements of Loss and Comprehensive Loss
(Expressed in United States dollars)

	Year Ended December 31,
	2019	2018
Revenue (note 16)	$25,096,308	$11,462,804
Cost of sales	14,276,321	7,874,219
Gross profit	10,819,987	3,588,585

Expenses
Selling and administrative expenses	8,954,512	5,533,724
Research and development expenses	994,640	458,675
Stock-based compensation (note 12)	195,113	(31,461)
(Gain)loss on revaluation of conversion feature liability (note 8)	(2,330,964)	186,444
Loss on settlement of payables (note 11)	762,575	-
Foreign exchange loss	217,040	198,180
Depreciation and amortization (notes 5, 6 and 10)	3,502,429	648,873
	12,295,345	6,994,435

Loss before interest, accretion, business acquisition and financing costs, and income taxes	(1,475,358)	(3,405,850)

Interest income	1,340	2,286
Interest expense (notes 8 and 10)	(1,549,904)	(96,484)
Accretion expense (note 8)	(916,734)	(66,142)
Business acquisition and financing costs (notes 8 and 14)	(484,387)	(2,488,873)
Net loss before income taxes	(4,425,043)	(6,055,063)

Income tax expense (note 19)	(99,155)	(11,571)
Net loss for the year	$(4,524,198)	$(6,066,634)

Exchange differences on translating foreign operations	(262,811)	(95,899)
Comprehensive loss for the year	$(4,787,009)	$(6,162,533)

Net loss per share (note 13)
Basic	$(0.49)	$(0.75)
Diluted	$(0.49)	$(0.75)

Weighted average number of common shares outstanding – basic and diluted (note 13)	9,251,546	8,090,803

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 3

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Consolidated Statements of Changes in Equity
(Expressed in United States dollars)

	Capital stock		Contributed		Accumulated other comprehensive	Total
	Number	Amount	surplus	Deficit	income (loss)	equity
Balance at January 31, 2018	8,051,289	$17,426,645	$2,715,610	$(13,604,053)	$223,652	$6,761,854
Comprehensive loss for the year	–	–	–	(6,066,634)	(95,899)	(6,162,533)
Shares issued due to exercise of stock options (note 11)	20,525	40,104	(11,304)	–	–	28,800
Shares issued as debt financing costs (note 8)	106,383	225,530	623,152	–	–	848,682
Shares issued for Transcription Express acquisition (note 14)	551,121	969,973	–	–	–	969,973
Stock-based compensation (note 12)	–	–	268,129	–	–	268,129
Balance at December 31, 2018	8,729,318	$18,662,252	$3,595,587	$(19,670,687)	$127,753	$2,714,905
Comprehensive loss for the year	–	–	–	(4,524,198)	(262,811)	(4,787,009)
Shares issued due to exercise of stock options (note 11)	67,860	85,979	(26,348)	–	–	59,631
Shares issued due to exercise of DSUs (note 11)	33,333	39,777	(39,221)	–	–	556
Shares issued due to exercise of warrants (note 11)	1,362,506	2,196,277	–	–	–	2,196,277
Shares issued upon settlement of payables (note 11)	659,600	1,003,652	762,575	–	–	1,766,227
Options forfeited (note 12)	–	–	(39,652)	–	–	(39,652)
Stock-based compensation (note 12)	–	–	299,587	–	–	299,587
Balance at December 31, 2019	10,852,617	$21,987,937	$4,552,528	$(24,194,885)	$(135,058)	$2,210,522

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 4

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Consolidated Statements of Cash Flows

(Expressed in United States dollars)

	Year Ended December 31,
	2019	2018
Cash provided by (used in):
Operating activities
Net loss for the year	$(4,524,198)	$(6,066,634)

Items not affecting cash:
Depreciation and amortization (notes 5 and 6)	3,067,037	648,873
Depreciation – ROU (note 10)	435,392	–
Stock-based compensation (note 12)	195,113	(31,461)
(Gain)loss on revaluation of conversion feature liability (note 8)	(2,330,964)	186,444
Loss on settlement of payables (note 11)	762,575	–
Accretion expense (note 8)	916,734	–
Interest expense (notes 8 and 10)	1,549,904	–
Provisions	(13,699)	(6,129)
Deferred income tax expense (recovery)	5,575	11,571
Unrealized foreign exchange loss	207,479	196,455
Changes in non-cash operating working capital (note 15)	(822,132)	3,543,308
Cash used in operating activities	(551,184)	(1,517,573)

Investing activities
Purchase of property and equipment (note 5)	(92,671)	(49,092)
Business acquisitions, net of cash acquired (note 14)	–	(9,605,683)
Development costs related to internally generated intangible assets (note 6)	(1,689,711)	(1,881,792)
Change in restricted cash	176	4,406
Cash used in investing activities	(1,782,206)	(11,532,161)

Financing activities
Proceeds from the exercise of stock options (note 11)	59,631	28,800
Proceeds from the exercise of warrants (note 11)	2,196,277	–
Proceeds from convertible debt, net of cash issuance costs (note 8)	1,925,000	4,692,327
Proceeds from debt, net of cash issuance costs (note 8)	–	6,345,166
Repayment of debt (note 8)	(983,479)	–
Repayment of lease obligations (note 10)	(479,439)	–
Payment of interest on debt (note 8)	(657,300)	–
Lease advances	(6,217)	(20,491)
Cash provided by financing activities	2,054,473	11,045,802

Net decrease in cash for the year	(278,917)	(2,003,932)
Cash, beginning of year	1,922,768	4,112,123
Effect of exchange rate changes on cash	63,803	(185,423)
Cash, end of year	$1,707,654	$1,922,768

Supplemental disclosure (note 15)

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 5

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

1.	Nature of operations

VIQ Solutions Inc. (“VIQ” or the “Company”) is a technology and service platform provider for digital evidence capture, retrieval, and content management. VIQ’s modular software allows customers to easily integrate the platform at any stage of their organization's digitization, from the capture of digital content from video and audio devices through to online collaboration, mobility, data analytics, and integration with sensors, facial recognition, speech recognition, and case management or patient record systems. VIQ operates worldwide with a network of partners including security integrators, audio-video specialists, and hardware and data storage suppliers.

The Company also provides recording and transcription services directly to a variety of clients including medical, courtrooms, legislative assemblies, hearing rooms, inquiries and quasi-judicial clients in numerous countries including Canada, the United Kingdom, the United States and Australia.

On November 28, 2018, the Company completed the acquisition of Net Transcripts, Inc. (“Net Transcripts”) of Phoenix, Arizona. Net Transcripts is a leading provider of secure, multi-speaker documentation services to law enforcement and criminal justice organizations.

On December 21, 2018, the Company completed the acquisitions of Transcription Express, Inc. (“Transcription Express”) of Gilbert, Arizona and HomeTech, Inc. (“HomeTech”) of Seattle, Washington. Transcription Express and HomeTech are two leading providers of transcription services to the insurance, government and legal markets in the United States.

In December 2019, the Company completed a 1:20 reverse stock split. The exercise price or conversion price of, and the number of common shares issuable under, any convertible securities of the Company were proportionately adjusted upon completion of the reverse stock split. References in these consolidated financial statements to share amounts, per share data, share prices, exercise prices and conversion prices have been adjusted to reflect the 1:20 reverse stock split.

VIQ was incorporated by articles of incorporation in the province of Alberta in November 2004. On June 21, 2017, the Company continued under articles of continuance in the province of Ontario. The Company’s offices are located at 700 – 5915 Airport Road, Mississauga, Ontario, L4V 1H1. VIQ is a public company listed on the TSX Venture Exchange trading under the symbol “VQS”.

2.	Basis of preparation

(a)	Statement of compliance

The Company prepares its consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) using the accounting policies described herein as issued by International Accounting Standards Board (“IASB”). The preparation of consolidated financial statements in compliance with IFRS requires management to make certain critical accounting estimates. It also requires management to exercise judgment in applying the Company’s accounting policies. The areas involving a higher degree of judgment of complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 3.

This is the first fiscal year of the Company’s consolidated financial statements where IFRS 16 – “Leases” has been applied. The changes in accounting policies from those used in the Company’s consolidated financial statements for the year ended December 31, 2018 are described in note 3.

The consolidated financial statements were authorized for issuance by the Board of Directors on April 16, 2020.

(b)	Basis of presentation

The consolidated financial statements have been prepared under the historical cost convention, except for the revaluation of certain financial assets and financial liabilities to fair value as noted below. All financial information is presented in USD.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 6

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

2.	Basis of preparation (continued)

(c)	Functional and presentation currency

The functional currency of VIQ Solutions Inc. is the Canadian dollar (“CAD”). The functional currency of the Company’s subsidiaries are as follows; Dataworxs Systems Limited – CAD, VIQ Solutions, Inc. – United States dollar (“USD”), VIQ Australia Pty. Ltd – Australian dollar (“AUD”), Dataworxs Systems Australia Pty. Ltd – AUD, Spark & Cannon Australasia Pty. Ltd – AUD, Spark & Cannon Pty – AUD, VIQ Services Inc. – USD, Net Transcripts – USD, Transcription Express – USD and HomeTech - USD. These consolidated financial statements are presented in USD.

The exchange rates used were as follows:

CAD /USD exchange rate	December 31, 2019	December 31, 2018
Closing at the reporting date	0.7682	0.7329
Average rate for the year	0.7537	0.7721

AUD /USD exchange rate	December 31, 2019	December 31, 2018
Closing at the reporting date	0.7013	0.7046
Average rate for the year	0.6954	0.7478

3.	Significant accounting policies, estimates and judgments

(i)	Significant accounting policies

Basis of consolidation

The consolidated financial statements of the Company include the accounts of VIQ and the consolidated accounts of all of its wholly-owned subsidiaries including (i) the operations of VIQ Solutions, Inc. (formerly VIQ Solutions (U.S.) Inc.); (ii) the operations of Dataworxs Systems Limited and Dataworxs Systems Limited’s wholly-owned subsidiary Dataworxs Australia Pty Ltd. (collectively, “Dataworxs”); (iii) the operations of VIQ Australia Pty. Limited and VIQ Australia Pty. Limited’s wholly-owned subsidiaries Spark & Cannon Australasia Pty. Ltd. and Spark & Cannon Pty. Ltd. (collectively, “Spark & Cannon”), and; (iv) the operations of VIQ Services Inc. and VIQ Services Inc’s wholly owned subsidiaries, Net Transcripts, Inc., Transcription Express, Inc. and HomeTech, Inc.

Subsidiaries are entities controlled by the Company where control is defined as the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. Subsidiaries are included in the consolidated financial statements from the date control is obtained until the date control ceases. All intercompany balances, transactions, income and expenses have been eliminated on consolidation.

Inventories

Inventories of finished goods and raw materials and supplies are valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses. Cost is determined on a weighted average basis. Reversals of previous write-downs to net realizable value are recognized when there is a subsequent increase in the value of inventories.

Restricted cash

Restricted cash is recorded at fair value. Changes to fair value are recorded in the consolidated statements of loss and comprehensive loss in the period incurred.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 7

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies, estimates and judgments (continued)

(i)	Significant accounting policies (continued)

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation and accumulated impairment losses. Rates and basis of depreciation applied to write off the cost of property and equipment to their residual values over their estimated useful lives are as follows:

Furniture and fixtures	8% – 20% declining balance
Computer and transcription equipment	20% – 50% declining balance, 33% – 50% straight line
Leasehold improvements	Over the term of the lease

An asset’s residual value, useful life and depreciation method are reviewed, and adjusted prospectively if appropriate, on an annual basis. Repairs and maintenance costs are charged to the consolidated statements of loss and comprehensive loss during the period which they are incurred. Gains and losses on disposals of property and equipment are determined by comparing the proceeds with the carrying amount of the asset and are included as part of selling and administrative expenses in the consolidated statements of loss and comprehensive loss.

Intangible assets

Intangible assets with infinite lives that are acquired separately are measured on initial recognition at cost. Intangible assets with finite lives that are acquired separately are measured on initial recognition at cost, which comprises its purchase price plus any directly attributable costs of preparing the asset for its intended use. Following initial recognition, such intangible assets are carried at cost less any accumulated amortization on a straight-line basis over 5 years for customer lists and technology. Amortization expense is included as part of depreciation and amortization in the consolidated statements of loss and comprehensive loss.

The estimated useful life and amortization method are reviewed annually, with the effect of any change in estimate being accounted for on a prospective basis. These assets are subject to an impairment test as described below.

Research and development costs

The Company incurs costs associated with the design and development of new products. Expenditures during the research phase are expensed as incurred. Expenditures during the development phase are capitalized if the Company can demonstrate each of the following criteria: (i) the technical feasibility of completing the intangible asset so that it will be available for use or sale, (ii)  its intention to complete the intangible asset and use or sell it, (iii) its ability to use or sell the intangible asset, (iv) how the intangible asset will generate probable future economic benefits, (v) the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset, and (vi) its ability to measure reliably the expenditure attributable to the intangible asset during its development; otherwise, they are expensed as incurred. Costs associated with maintaining computer software programs are recognized as an expense as incurred. Internally generated software development costs recognized as intangible assets are carried at cost less any accumulated amortization on a straight- line basis over 3 years after they are completed. These assets are subject to an impairment test as described below.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 8

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies, estimates and judgments (continued)

(i)	Significant accounting policies (continued)

Business combinations

IFRS 3, Business Combinations, requires business combinations to be accounted using the acquisition method. Under this method, the cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree.

When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation based on the facts and circumstances at the acquisition date. Business acquisition costs incurred are expensed and included in transaction costs. Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date. The excess of (i) the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the (ii) fair value of the net identifiable assets acquired is recorded as goodwill.

Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business less accumulated impairment losses, if any. For the purposes of impairment testing, goodwill is allocated to each of the Group’s cash-generating units (or groups of cash-generating units) that is expected to benefit from the synergies of the combination.

A cash-generating unit to which goodwill has been allocated is tested for impairment annually, or more frequently when there is indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognized directly in the consolidated statements of loss and comprehensive loss. An impairment loss recognized for goodwill is not reversed in subsequent periods.

On disposal of the relevant cash-generating unit, the attributable amount of goodwill is included in the determination of the profit or loss on disposal. Determining whether goodwill is impaired requires an estimation of the higher of fair value less costs of disposal and value in use of the cash-generating units to which goodwill has been allocated. The value in use calculation requires management to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate present value.

Compound financial instruments

Convertible notes issued with warrants are evaluated whether any embedded derivatives need to be separated from the host instrument. In accordance with IAS 32.31 for compound financial instruments, because equity instruments are defined as contracts evidencing a residual interest in the assets of an entity after deducting all of its liabilities, the warrants are assigned the residual amount of the consideration after deducting the fair value of the liability components and are subsequently carried at historical cost. The liability components represent the host debt and the embedded conversion feature.

The embedded derivative conversion option is separated from its host contract on the basis of its stated terms and initially measured at fair value using the Black-Scholes model, with the host debt contract being the residual amount after separation. Subsequently, the loan payable component is measured at amortized cost using the effective interest method over the term of the loan. The loan component is accreted to the face value by recording accretion expense. The values of the conversion feature is re-measured at each reporting date until settlement, with changes in the fair value recorded in the consolidated statements of loss and comprehensive loss.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 9

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies, estimates and judgments (continued)

(i)	Significant accounting policies (continued)

Provisions

Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is more likely than not that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are measured based on management’s best estimate of the expenditure required to settle the obligation at the end of the reporting period and are discounted to present value where the effect is material. Additionally, the Company performs evaluations to identify onerous contracts and, where applicable, records provisions for such contracts.

The liability for employee long service leave benefits which is not expected to be settled within 12 months of the reporting date is recognized as a provision based on the probability that the employee will stay until they are legally entitled to the benefit. The liability payable later than one year has been measured at the present value of the estimated future cash outflows to be made for those benefits. Those cash flows are discounted using market yields on national government bonds with terms to maturity that match the expected timing of the cash flows. The liability is carried as a current liability if the staff is entitled to the long service leave in the next financial year.

Capital stock

Common shares are classified as equity. Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity. The proceeds from the issuance of units (shares and warrants) is bifurcated between capital stock and warrants, with the value of the warrants determined using the Black-Scholes option pricing model.

Foreign currency translation

Items included in these consolidated financial statements of each consolidated entity in the Company’s consolidated financial statements are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”).

The financial statements of entities that have a functional currency different from the presentational currency of USD are translated into USD as follows: assets and liabilities at the closing rate at the date of the balance sheet, and income and expenses at the average rate of the period as this is considered a reasonable approximation to actual rates. All resulting changes are recognized in other comprehensive income (loss) as translation adjustments.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in currencies other than an operation’s functional currency are recognized in the consolidated statements of loss and comprehensive loss.

The Company has monetary items that are receivable from foreign operations. A monetary item for which settlement is neither planned nor likely to occur in the foreseeable future is, in substance, a part of the parent company’s net investment in that foreign operation. Such exchange differences are recognized initially in other comprehensive income and reclassified from equity to net loss on disposal of the net investment in foreign operations.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 10

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies, estimates and judgments (continued)

(i)	Significant accounting policies (continued)

Financial instruments

Financial assets

Recognition and initial measurement

The Company recognizes financial assets when it becomes party to the contractual provisions of the instrument. Financial assets are measured initially at their fair value plus, in the case of financial assets not subsequently measured at fair value through profit or loss, transaction costs that are directly attributable to their acquisition. Transaction costs attributable to the acquisition of financial assets subsequently measured at fair value through profit or loss are expensed in the consolidated statements of loss and comprehensive loss when incurred.

Classification and subsequent measurement

On initial recognition, financial assets are classified as subsequently measured at amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVTPL”). The Company determines the classification of its financial assets, together with any embedded derivatives, based on the business model for managing the financial assets and their contractual cash flow characteristics.

Financial assets are classified as follows:

•	Amortized cost - Assets that are held for collection of contractual cash flows where those cash flows are solely payments of principal and interest are measured at amortized cost. Interest revenue is calculated using the effective interest method and gains or losses arising from impairment, foreign exchange and derecognition are recognized in the consolidated statements of loss and comprehensive loss. Financial assets measured at amortized cost are comprised of trade receivables.
•	Fair value through other comprehensive income - Assets that are held for collection of contractual cash flows and for selling the financial assets, and for which the contractual cash flows are solely payments of principal and interest, are measured at fair value through other comprehensive income. Interest income calculated using the effective interest method and gains or losses arising from impairment and foreign exchange are recognized in the consolidated statements of loss and comprehensive loss. All other changes in the carrying amount of the financial assets are recognized in other comprehensive income. Upon derecognition, the cumulative gain or loss previously recognized in other comprehensive income is reclassified to net loss. The Company does not hold any financial assets measured at fair value through other comprehensive income.
•	Mandatorily at fair value through profit or loss - Assets that do not meet the criteria to be measured at amortized cost, or fair value through other comprehensive income, are measured at fair value through profit or loss. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss. Financial assets mandatorily measured at fair value through profit or loss are comprised of cash and cash equivalents.
•	Designated at fair value through profit or loss – On initial recognition, the Company may irrevocably designate a financial asset to be measured at fair value through profit or loss in order to eliminate or significantly reduce an accounting mismatch that would otherwise arise from measuring assets or liabilities, or recognizing the gains and losses on them, on different bases. All interest income and changes in the financial assets’ carrying amount are recognized in the consolidated statements of loss and comprehensive loss. The Company does not hold any financial assets designated to be measured at fair value through profit or loss.

The Company measures all equity investments at fair value. Changes in fair value are recorded in the consolidated statements of loss and comprehensive loss. The entity does not hold any equity investments.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 11

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies, estimates and judgments (continued)

(i)	Significant accounting policies (continued)

Financial assets (continued)

Business model assessment

The Company assesses the objective of its business model for holding a financial asset at a level of aggregation which best reflects the way the business is managed, and information is provided to management. Information considered in this assessment includes stated policies and objectives.

Contractual cash flow assessment

The cash flows of financial assets are assessed as to whether they are solely payments of principal and interest on the basis of their contractual terms. For this purpose, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money, the credit risk associated with the principal amount outstanding, and other basic lending risks and costs. In performing this assessment, the Company considers factors that would alter the timing and amount of cash flows such as prepayment and extension features, terms that might limit the Company’s claim to cash flows, and any features that modify consideration for the time value of money.

Impairment

The Company recognizes a loss allowance for the expected credit losses associated with its financial assets, other than financial assets measured at fair value through profit or loss. Expected credit losses are measured to reflect a probability-weighted amount, the time value of money, and reasonable and supportable information regarding past events, current conditions and forecasts of future economic conditions.

The Company applies the simplified approach for trade receivables. Using the simplified approach, the Company records a loss allowance equal to the expected credit losses resulting from all possible default events over the assets’ contractual lifetime.

The Company assesses whether a financial asset is credit-impaired at the reporting date. Regular indicators that a financial instrument is credit-impaired include significant financial difficulties as evidenced through borrowing patterns or observed balances in other accounts and breaches of borrowing contracts such as default events or breaches of borrowing covenants. For financial assets assessed as credit-impaired at the reporting date, the Company continues to recognize a loss allowance equal to lifetime expected credit losses.

For financial assets measured at amortized cost, loss allowances for expected credit losses are presented in the consolidated balance sheet as a deduction from the gross carrying amount of the financial asset.

Financial assets are written off when the Company has no reasonable expectations of recovering all or any portion thereof.

Derecognition of financial assets

The Company derecognizes a financial asset when its contractual rights to the cash flows from the financial asset expire.

Financial liabilities

Recognition and initial measurement

The Company recognizes a financial liability when it becomes party to the contractual provisions of the instrument. At initial recognition, the Company measures financial liabilities at their fair value plus transaction costs that are directly attributable to their issuance, with the exception of financial liabilities subsequently measured at fair value through profit or loss for which transaction costs are immediately recorded in the consolidated statements of loss and comprehensive loss.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 12

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies, estimates and judgments (continued)

(i)	Significant accounting policies (continued)

Financial liabilities

Recognition and initial measurement

Where an instrument contains both a liability and equity component, these components are recognized separately based on the substance of the instrument, with the liability component measured initially at fair value and the equity component assigned the residual amount.

Classification and subsequent measurement

Subsequent to initial recognition, all financial liabilities are measured at amortized cost using the effective interest rate method. Interest, gains and losses relating to a financial liability are recognized in profit or loss.

The standard contains three classifications categories for financial assets: measured at amortized cost, fair value through other comprehensive income (FVOCI) and fair value through profit or loss (FVTPL).

The classification for each class of the Company’s financial assets and financial liabilities is as follows:

Financial assets and liabilities	IFRS 9 Classification
Cash and restricted cash	FVTPL
Trade and other receivables	Amortized cost
Trade and other payables	Amortized cost
Long-term debt	Amortized cost
Convertible debt	Amortized cost
Share appreciation rights (SARs)	FVTPL
Conversion feature derivative liability	FVTPL

Financial instruments with separate components

Unit issuances comprising of one common share and one-half warrant share are segregated between the capital stock and warrant value components at the date of issue. The fair value of the capital stock component is calculated using the share price at the date of the issuance. The fair value of the warrants is calculated using the Black Scholes pricing model. Amounts allocated to each component are allocated using the relative fair value basis.

Leases

Effective January 1, 2019 (hereafter referred to as the “date of initial application”), the Company adopted IFRS 16 Leases as issued by the IASB in January 2016. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases for both the lessee and lessor. The standard supersedes the requirements in IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC 15 Operating Leases – Incentives, and SIC 27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease.

The Company adopted IFRS 16 using the modified retrospective approach and accordingly the information presented for 2018 has not been restated. It remains as previously reported under IAS 17 and related interpretations. On initial application, the Company has elected to record right-of-use assets based on the corresponding lease liability, adjusted by the amount of any prepaid or accrued lease payments. Right-of-use assets and lease obligations of $1,072,426 were recorded as of January 1, 2019, with no net impact on deficit. When measuring lease liabilities, the Company discounted lease payments using its incremental borrowing rate of 10% at January 1, 2019. The Company has elected to apply the practical expedient to account for leases for which the lease term ends within 12 months of the date of initial application as short-term leases. The Company has elected to apply the practical expedient to grandfather the assessment of which transactions are leases on the date of initial application, as previously assessed under IAS 17 and IFRIC 4. The Company applied the definition of a lease under IFRS 16 to contracts entered into or changed on or after January 1, 2019.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 13

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies, estimates and judgments (continued)

(i)	Significant accounting policies (continued)

Impairment of property and equipment, definite life intangibles, indefinite life intangibles and goodwill

For purposes of assessing impairment under IFRS, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating unit). The Company cash generating units consist of Spark & Cannon, Dataworxs, Net Transcripts, Transcription Express and HomeTech cash generating units and goodwill is tested for impairment at least annually. All other long-lived assets and finite life intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognized for the amount by which the asset’s or cash-generating unit’s carrying amount exceeds its recoverable amount, which is the higher of fair value less costs to sell or value-in-use. To determine the value-in-use, management estimates expected future cash flows from the cash-generating unit and determines a suitable pre-tax discount rate in order to calculate the present value of those cash flows. The data used for impairment testing procedures are directly linked to the Company’s latest approved budget, adjusted as necessary to exclude the effects of future reorganizations and asset enhancements.

Discount factors have been determined for the cash-generating units and reflect its risk profile as assessed by management. Impairment losses for the cash-generating units reduce first the carrying amount of any goodwill allocated to that cash- generating unit, with any remaining impairment loss charged pro rata to the other assets in the cash-generating unit.

With the exception of goodwill, all assets are subsequently reassessed for indications that an impairment loss previously recognized may no longer exist. An impairment charge is reversed if the assets’ recoverable amount exceeds its carrying amount only to the extent of the new carrying amount does not exceed the carrying value of the asset had it not originally been impaired.

Property and equipment and definite life intangibles are tested for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. For the purpose of measuring recoverable values, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units or “CGUs”). The recoverable value is the higher of an asset’s fair value less costs of disposal and value in use (being the present value of the expected future cash flows of the relevant asset or CGU). In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risk specific to the asset. An impairment loss is recognized for the value by which the asset’s carrying value exceeds its recoverable value.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 14

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies, estimates and judgments (continued)

(i)	Significant accounting policies (continued)

Revenue recognition

IFRS 15 outlines a single comprehensive model to account for revenue arising from contracts with customers and replaced the majority of existing IFRS requirements on revenue recognition including IAS 18, Revenue, IAS 11, Construction Contracts and related interpretations. The core principle of the standard is to recognize revenue to depict the transfer of control of goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The standard has prescribed a five-step model to apply the principles. The standard also specifies how to account for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract as well as requiring more informative and relevant disclosures.

Contracts with multiple products or services

Typically, the Company enters into contracts that contain multiple products and services such as right to use and right to access software licenses, hosted software-as-a-service, maintenance and support, and professional services. The Company evaluates these arrangements to determine the appropriate unit of accounting (performance obligation) for revenue recognition purposes based on whether the product or service is distinct from some or all of the other products or services in the arrangement. A product or service is distinct if the customer can benefit from it on its own or together with other readily available resources and the Company’s promise to transfer the good or service is separately identifiable from other promises in the contractual arrangement with the customer. Non-distinct products and services are combined with other goods or services until they are distinct as a bundle and therefore form a single performance obligation.

Where a contract consists of more than one performance obligation, revenue is allocated to each performance obligation based on their estimated standalone selling price (“SSP”).

The Company recognizes revenue when the transfer of control of the promised products or services has occurred to customers in exchange for consideration the Company expects to receive, net of discounts and taxes. Revenue from the sale of software products is recognized when the product is shipped and received by the customer, and depending on the delivery conditions, title and risk have passed to the customer. Revenues from installation and training relating to the sale of software products are recognized as the services are performed. Software support and maintenance revenue is recognized over the term of the maintenance agreement. Revenues from the Company’s hosted software-as-a-service (“SaaS”) application are recognized as services are provided. The Company defers revenues that have been billed but which do not meet the revenue recognition criteria. Cash received in advance of revenue being recognized is classified as contract liabilities (unearned revenues).

The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it expects the costs to be recoverable and has determined that such costs meet the requirements to be capitalized. Capitalized contract acquisition costs are amortized consistent with the pattern of transfer to the customer for the goods and services to which the asset relates. The amortization period includes specifically identifiable contract renewals where there is no substantive commission paid on renewals. The expected customer renewal period is estimated based over the life of the intellectual property including expected software upgrades by the customer. The Company does not capitalize incremental costs of obtaining contracts if the amortization period is one year or less.

Cost of sales

Cost of sales for the computer products and services business segment includes the cost of finished goods inventory, costs related to shipping and handling and expenses relating to software support services. Cost of sales for the transcription business segments includes production wages and other associated costs.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 15

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies, estimates and judgments (continued)

(i)	Significant accounting policies (continued)

Income taxes

The income tax provision comprises current and deferred tax. Income tax is recognized in the consolidated statements of loss and comprehensive loss except to the extent that it relates to items recognized directly in equity, in which case the income tax is also recognized directly in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted, or substantively enacted, at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

Deferred tax is determined using the liability method. Deferred tax is recognized in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred tax is determined on a non-discounted basis using tax rates and laws that have been enacted or substantively enacted at the end of the reporting period and are expected to apply when the asset is realized or liability is settled. Deferred tax assets are recognized for deductible temporary differences, unused tax losses and other income tax deductions to the extent that it is probable the Company will have taxable income against which those deductible temporary differences, unused tax losses and other income tax deductions can be utilized. The extent to which deductible temporary differences, unused tax losses and other income tax deductions are expected to be realized is reassessed at the end of each reporting period.

In a business combination, temporary differences arise as a result of differences in the fair values of identifiable assets and liabilities acquired and their respective tax bases. Deferred tax assets and liabilities are recognized for the tax effects of these differences. Deferred tax assets and liabilities are not recognized for temporary differences arising from goodwill or from the initial recognition of assets and liabilities acquired in a transaction other than a business combination which do not affect either accounting or taxable income or loss.

Net loss per common share

Basic net loss per common share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is calculated by dividing the applicable net loss by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued during the period. The dilutive effect of outstanding stock options and warrants on earnings per share is calculated by determining the proceeds for the exercise of such securities which are then assumed to be used to purchase common shares of the Company.

Research and development credits

Investment tax credits are accrued when qualifying expenditures are incurred and there is reasonable assurance that the credits will be realized. Investment tax credits earned with respect to current expenditures for qualified research and development activities are included in the consolidated statements of loss and comprehensive loss as a reduction of expenses. Investment tax credits associated with capital expenditures are reflected as reductions in the carrying amounts of capital assets.

Stock-based compensation

The Company has a stock option plan (note 12) for directors, officers and employees, a deferred share unit (“DSU”) plan (note 12) for directors and a share appreciation rights (“SAR”) plan (note 12) for directors, officers, employees, and consultants. Each tranche in an award is considered a separate award with its own vesting period and grant date fair value. Other than the DSU grants, the fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model (note 11). Compensation expense is recognized over the tranche’s vesting period, based on the number of awards expected to vest, with the offset credited to contributed surplus, and share appreciation rights plan obligations. Forfeitures are estimated at the grant date and are revised to reflect changes in actual forfeitures. The number of awards expected to vest is reviewed quarterly, with any impact being recognized immediately. When options are exercised the amount received is credited to capital stock and the fair value attributed to these options is transferred from contributed surplus to capital stock. As the SAR is a cash-settled plan, the fair value is recognized as a liability in the consolidated balance sheet and is re-measured each period using the Black- Scholes options pricing model and charged to the consolidated statements of loss and comprehensive loss at each reporting date until the award is settled.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 16

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies, estimates and judgments (continued)

(i)	Significant accounting policies (continued)

Stock-based compensation (continued)

The holder of the DSU will only be able to redeem the DSUs in shares upon cessation of their service with the Company, therefore, the Company records DSUs as equity. Grants of DSUs are recorded at fair value in selling and administration expense at the time of grant. The quoted market price of the underlying shares on the grant date is considered to be equivalent to fair value for the DSUs. The charge to equity for DSUs is not updated to fair value at each subsequent reporting period. Upon settlement, the amount recognized in contributed surplus for the award is reclassified to share capital, with any premium or discount applied to deficit.

Comprehensive loss

Comprehensive loss consists of net loss and other comprehensive income (loss). Other comprehensive income (loss) represents changes in shareholders’ equity and includes foreign exchange gains and losses on the translation of the financial statements of the Company’s foreign operations into its presentation currency and is presented as accumulated other comprehensive income (loss) on the consolidated balance sheet. The Company’s net loss per share presented on the consolidated statements of loss and comprehensive loss is based upon its net loss and not its comprehensive loss.

(ii)	Critical accounting estimates and judgments

Overview

The preparation of consolidated financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes to the consolidated financial statements. These estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future. Actual results may differ from those estimates. Significant estimates and judgments made by the Company include the determination of cash-generating units and the recoverable amount of goodwill, amounts recorded as provisions, capitalization of internally generated development costs, revenue recognition, the fair value of stock-based compensation and warrants, fair value of the purchase price allocation related to acquisitions, and the determination of functional currency.

These estimates have been applied in a manner consistent with that in prior periods and there are no known trends, commitments, events or uncertainties that the Company believes will materially affect the assumptions utilized in these consolidated financial statements. The estimates are impacted by many factors, some of which are highly uncertain.

Stock-based compensation

Management uses judgment to determine the inputs to the Black-Scholes option pricing model including the expected plan lives, underlying share price volatility and forfeiture rates. Volatility is estimated by considering the Company’s historic share price volatility over similar periods to the expected life of the awards under consideration. Changes in these assumptions will impact the calculation of fair value and the amount of compensation expense recognized in the consolidated statements of loss and comprehensive loss.

Warrants

Similar to other stock-based compensation, management uses judgment to determine the inputs to the Black-Scholes option pricing model including the expected life, and underlying share price volatility. Volatility is estimated by considering the Company’s historic share price volatility over similar periods to the expected life of the warrants. Changes in these assumptions will impact the calculation of fair value and the value attributed to the warrants.

Internally generated development costs

Management monitors the progress of internal research and development projects and uses judgment to distinguish research from the development phase. Expenditures during the research phase are expensed as incurred. Development costs are recognized as an intangible asset when the Company can demonstrate certain criteria.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 17

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies, estimates and judgments (continued)

(ii)	Critical accounting estimates and judgments (continued)

Expected credit losses

The Company performs impairment testing annually for accounts receivable in accordance with IFRS 9. The ECL model requires considerable judgment, including consideration of how changes in economic factors affect ECLs, which are determined on a probability-weighted basis. The Company applies the simplified approach to determine ECLs on trade receivables by using a provision matrix based on historical credit loss experiences. The historical results were used to calculate the run rates of default which were then applied over the expected life of the trade receivables, adjusted for forward looking estimates.

Functional currency

The functional currency of the Company and its subsidiaries has been assessed by management based on consideration of the currency and economic factors that mainly influence operating costs, financing and related transactions. Changes to these factors may have an impact on the judgment applied in the future determination of the Company’s and its subsidiaries’ functional currency.

Income taxes

At the end of each reporting period, the Company assesses whether the realization of deferred tax benefits is sufficiently probable to recognize deferred tax assets. This assessment requires the exercise of judgment on the part of management with respect to, among other things, benefits that could be realized from available income tax strategies and future taxable income, as well as other positive and negative factors. The recorded amount of total deferred tax assets could be reduced if estimates of projected future taxable income and benefits from available income tax strategies are lowered, or if changes in current income tax regulations are enacted that impose restrictions on the timing or extent of the Company’s ability to utilize deferred tax benefits.

The Company’s effective income tax rate can vary significantly quarter-to-quarter for various reasons, including the mix and volume of business in lower income tax jurisdictions and in jurisdictions for which no deferred income tax assets have been recognized because management believed it was not probable that future taxable profit would be available against which income tax losses and deductible temporary differences could be utilized. The Company’s effective income tax rate can also vary due to the impact of foreign exchange fluctuations.

Goodwill impairment testing and recoverability of assets

Goodwill and intangible assets are reviewed annually for impairment, or more frequently when there are indicators that impairment may have occurred, by comparing the carrying value to its recoverable amount. Management uses judgment in estimating the recoverable values of the Company's CGUs and uses internally developed valuation models that consider various factors and assumptions including forecasted cash earnings, growth rates and discount rates. The use of different assumptions and estimates could influence the determination of the existence of impairment and the valuation of goodwill.

Purchase price allocation

In a business combination, all identifiable assets, liabilities and contingent liabilities acquired are recorded at their fair values. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities. For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The valuations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied. All acquisitions have been accounted for using the acquisition method.

Certain fair values may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they may be adjusted retrospectively in subsequent periods. However, the measurement period will last for one year from the acquisition date.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 18

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

3.	Significant accounting policies, estimates and judgments (continued)

(ii)	Critical accounting estimates and judgments (continued)

Provisions

The Company has made certain assumptions in order to estimate the provision for statutory long-term service leave for employees of the Company. Provisions are measured based on management’s best estimate of the expenditure required to settle the obligation and the expected timing of the expenditure at the end of the reporting period and are discounted to present value where the effect is material.

Revenue recognition

As the Company enters into transactions that represent multiple-element arrangements, estimates are made to determine how consideration is allocated to the separate units of accounting or elements on a relative fair value basis. Changes in the estimates will impact the revenue recognized in the period.

Incremental borrowing rate used to discount leases

The Company’s incremental borrowing rate is used to estimate the initial value of the lease liability and associated right of use asset. The Company’s incremental borrowing rate is determined with reference to the Company’s long-term debt which represents the amount that the company could borrow at within a similar timeframe.

(iii)	Accounting standards and amendments issued but not yet applied

The International Accounting Standards Board (“IASB”) has issued the following accounting standards which have not yet been adopted by the Company:

Amendment to IFRS 3 – Business Combinations

On October 22, 2018, the IASB issued Definition of a Business (Amendments to IFRS 3: Business Combinations). The amendments to IFRS 3 are applicable for acquisitions occurring on or after January 1, 2020 and are adopted prospectively. These amendments to the implementation guidance of IFRS 3 clarify the definition of a business to assist entities to determine whether a transaction should be accounted for as a business combination or an asset acquisition. The amendments to IFRS 3 – Business Combinations may affect whether future acquisitions are accounted for as business combinations or asset acquisitions, along with the resulting allocation of the purchase price between the net identifiable assets acquired and goodwill. The Company does not expect any impact to the consolidated financial statements as a result of its adoption of the amendments to IFRS 3 on its acquisitions completed subsequent to year-end.

4.	Trade and other receivables

	December 31, 2019	December 31, 2018
Trade accounts receivable	$4,071,760	$3,793,057
Less: expected credit losses (note 20)	(902,215)	(769,930)
	$3,169,545	$3,023,127

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 19

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

5.	Property and equipment

Details of the Company’s property and equipment as of December 31, 2019 and December 31, 2018 are listed as follows:

	Balance January 1, 2019	Foreign exchange	Additions/ (Disposals)	Balance December 31, 2019
Cost
Furniture and fixtures	$253,670	$(1,002)	$1,309	$253,977
Computer and transcription equipment	1,190,489	16,863	91,362	1,298,714
Buildings – Leasehold Improvements	4,595	222	-	4,817
	$1,448,754	$16,083	$92,671	$1,557,508
Accumulated depreciation
Furniture and fixtures	$189,063	$(1,758)	$17,408	$204,713
Computer and transcription equipment	1,147,545	17,007	75,267	1,239,819
Buildings – Leasehold Improvements	709	15	665	1,389
	$1,337,317	$15,264	$93,340	$1,445,921
Net book value	$111,437			$111,587

	Balance January 1, 2018	Foreign exchange	Additions/ (Disposals)	Balance December 31, 2018
Cost
Furniture and fixtures	$264,977	$(27,742)	$16,435	$253,670
Computer and transcription equipment	1,472,355	(37,763)	(244,103)	1,190,489
Buildings – Leasehold Improvements	4,996	(401)	-	4,595
	$1,742,328	$(65,906)	$(227,668)	$1,448,754
Accumulated depreciation
Furniture and fixtures	$191,924	$(21,304)	$18,443	$189,063
Computer and transcription equipment	1,377,001	(23,715)	(205,741)	1,147,545
Buildings – Leasehold Improvements	104	-	605	709
	$1,569,029	$(45,019)	$(186,693)	$1,337,317
Net book value	$173,299			$111,437

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 20

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

6.	Intangible assets

Details of the Company’s intangible assets as of December 31, 2019 and December 31, 2018 are listed as follows:

	Balance January 1, 2019	Acquisitions (note 14)	Additions	Foreign exchange	Balance December 31, 2019
Cost
Acquired customer list	$7,375,700	$-	$-	$18,008	$7,393,708
Technology	470,000	-	-	-	470,000
Brand	840,000	-	-	-	840,000
Internally generated intangible assets	3,382,117	-	1,689,711	187,459	5,259,287
	$12,067,817	$-	$1,689,711	$205,467	$13,962,995
Accumulated depreciation
Acquired customer list	$252,383	$-	$1,477,254	$83,196	$1,812,833
Technology	8,499	-	94,000	-	102,499
Internally generated intangible assets	448,122	-	1,402,443	(19,363)	1,831,202
	$709,004	$-	$2,973,697	$63,833	$3,746,534
Net book value	$11,358,813				$10,216,461

	Balance January 1, 2018	Acquisitions (note 14)	Additions	Foreign exchange	Balance December 31, 2018
Cost
Acquired customer list	$400,114	$7,000,000	$-	$(24,414)	$7,375,700
Technology	-	470,000	-	-	470,000
Brand	-	840,000	-	-	840,000
Internally generated intangible assets	1,653,622	-	1,881,792	(153,297)	3,382,117
	$2,053,736	$8,310,000	$1,881,792	$(177,711)	$12,067,817
Accumulated depreciation
Acquired customer list	$180,051	$-	$79,141	$(6,809)	$252,383
Technology	-	-	8,499	-	8,499
Internally generated intangible assets	23,716	-	453,113	(28,707)	448,122
	$203,767	$-	$540,753	$(35,516)	$709,004
Net book value	$1,849,969				$11,358,813

As of December 31, 2019, the Company has $157,280 of internally generally intangible assets under development which have not commenced amortization (December 31, 2018 - $211,031).

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 21

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

7.	Goodwill

	December 31, 2019	December 31, 2018
Spark & Cannon, net of foreign exchange	$587,187	$589,950
Dataworxs, net of foreign exchange	138,053	131,710
Net Transcripts (note 14)	1,575,511	1,575,511
Transcription Express (note 14)	1,516,904	1,516,904
HomeTech (note 14)	477,860	477,860
	$4,295,515	$4,291,935

The Company performed its annual impairment tests in 2019 and 2018 and determined that there were no impairment charges necessary for the respective years. The Company chose the discounted cash flow approach as the primary valuation approach to determine the value of the Spark & Cannon, Dataworxs, Net Transcripts, Transcription Express and HomeTech CGUs. The recoverable amount of the Company’s CGUs was estimated based on an assessment of their value in use using a discounted cash flow approach. Cash flows for the years thereafter are extrapolated using the estimated terminal growth rate. The risk premiums expected by market participants related to uncertainties about the industry and assumptions relating to future cash flows may differ or change quickly, depending on economic conditions and other events.

The Company has made certain assumptions in determining the cash flow projections based on budgets approved by management and include management’s best estimate of expected market conditions. The cash flow projections include certain key assumptions regarding revenue growth rates, terminal revenue growth rates and current income tax rates. Accordingly, it is reasonably possible that future changes in assumptions may negatively impact future valuations of goodwill and the Company would be required to recognize an impairment loss.

The following are key assumptions on which management based its determinations of the recoverable amount for goodwill based on each CGU’s value in use:

Assumptions 2019	Spark & Cannon	Dataworxs	Net Transcripts	Transcription Express	HomeTech
Revenue growth rate	3.0%	5.0%	2.0%	2.0%	2.0%
Terminal revenue growth rate	2.0%	2.0%	2.0%	2.0%	2.0%
Pre-tax discount rate	26.2%	23.6%	25.8%	35.0%	27.0%

The Company determined the revenue growth rate, the terminal revenue growth rate based on past performance and its expectations for market development. The pre-tax discount rates used reflect specific risks in relation to the CGU.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 22

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

8.	Debt

Convertible debt

	Convertible debt	Conversion feature derivative liability	Total
Balance as at January 1, 2018	-	-	-
New issuance during the year	$1,687,730	$3,180,204	$4,867,934
Issuance costs	(175,607)	-	(175,607)
Interest expense	37,080	-	37,080
Accretion expense	50,451	-	50,451
Loss on revaluation of conversion feature liability	-	186,444	186,444
Foreign exchange translation	(36,100)	(75,816)	(111,916)
Balance as at December 31, 2018	$1,563,554	$3,290,832	$4,854,386
New issuance during the year	462,565	1,462,435	1,925,000
Interest expense	704,188	-	704,188
Accretion expense	618,039	-	618,039
Gain on revaluation of conversion feature liability	-	(2,330,964)	(2,330,964)
Foreign exchange translation	252,836	(85,499)	167,337
Balance as at December 31, 2019	$3,601,182	$2,336,804	$5,937,986

2018 convertible debt issuances

On November 28, 2018, the Company issued unsecured convertible debt for gross proceeds of $3,717,934 (CAD $4,954,988) bearing interest at a rate of 10% per annum maturing in five years after issuance. The principal amount of the convertible debt is convertible, at the option of the holder, into common shares at a conversion price of CAD $2.82 per share.

On December 20, 2018, the Company issued unsecured convertible debt for gross proceeds of $1,150,000 (CAD $1,551,925) bearing interest at a rate of 10% per annum maturing in five years after issuance. The principal amount of the convertible debt is convertible, at the option of the holder, into common shares at a conversion price of CAD $2.72 per share.

In conjunction with the convertible debt, 1,424,297 common share purchase warrants were issued to the holders of the convertible debt. Each common share purchase warrant is convertible into one common share in the capital of the Company at a price equal to CAD $3.24 until two years after the issuance of the debt.

Convertible debt issued with warrants are evaluated whether any embedded derivatives need to be separated from the host instrument. In accordance with IAS 32.31 for compound financial instruments, because equity instruments are defined as contracts evidencing a residual interest in the assets of an entity after deducting all of its liabilities, the warrants are assigned the residual amount of the consideration after deducting the fair value of the liability components and are subsequently carried at historical cost. The liability components represent the host debt and the embedded conversion feature.

The Company calculated the fair value of the liability components to be $4,867,934 and therefore, a $nil value was assigned to the warrants. The embedded derivative conversion feature liability was separated from its host contract on the basis of its stated terms and initially measured at fair value using the Black-Scholes model, with the host debt contract being the residual amount after separation.

The Company calculated the fair value of $2,510,860 for the November 28, 2018 embedded derivative conversion option liability using the Black-Scholes pricing model with the following assumptions: a share price of CAD $2.80, an exercise price of CAD $2.82, a volatility of 85.75%, an expected life of 5.0 years, a dividend yield of 0.0%, and a risk -free interest rate of 2.27%. The residual amount of $1,207,074 was allocated to the host debt instrument and is being accreted to the face value of $3,717,934 over the term of 5 years.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 23

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

8.	Debt (continued)

2018 convertible debt issuances (continued)

The Company calculated the fair value of $669,344 for the December 20, 2018 embedded derivative conversion option liability using the Black-Scholes pricing model with the following assumptions: a share price of CAD $2.40, an exercise price of CAD $2.72, a volatility of 86.13%, an expected life of 5.0 years, a dividend yield of 0.0%, and a risk -free interest rate of 1.92%. The residual amount of $480,656 was allocated to the host debt instrument and is being accreted to the face value of $1,150,000 over the term of 5 years.

The Company incurred total issuance costs of $506,196 related to the convertible debt issuances. The total issuance costs of $506,196 were allocated proportionally to the debt instrument and conversion feature liability in the amount of $175,607 and $330,589, respectively. All costs allocated to the conversion feature derivative liability were expensed as financing costs in the consolidated statements of loss and comprehensive loss.

2019 convertible debt issuances

On May 7, 2019, the Company issued unsecured convertible debt for gross proceeds of $1,925,000 (CAD $2,594,016) bearing interest at a rate of 10% per annum maturing in five years after issuance. The principal amount of the convertible debt is convertible, at the option of the holder, into common shares at a conversion price of CAD $2.70 per share.

In conjunction with the convertible debt, 1,056,178 common share purchase warrants were issued to the holders of the convertible debt. 235,998 of the common share purchase warrants are convertible into one common share in the capital of the Company at a price equal to CAD $3.24 until two years after the issuance of the debt. The remaining 820,181 of the common share purchase warrants are convertible into one common share in the capital of the Company at a price equal to CAD $3.10 until two years after the issuance of the debt.

Convertible debt issued with warrants are evaluated whether any embedded derivatives need to be separated from the host instrument. In accordance with IAS 32.31 for compound financial instruments, because equity instruments are defined as contracts evidencing a residual interest in the assets of an entity after deducting all of its liabilities, the warrants are assigned the residual amount of the consideration after deducting the fair value of the liability components and are subsequently carried at historical cost. The liability components represent the host debt and the embedded conversion feature.

The Company calculated the fair value of the liability components to be $1,925,000 and therefore, a $nil value was assigned to the warrants. The embedded derivative conversion feature liability was separated from its host contract on the basis of its stated terms and initially measured at fair value using the Black-Scholes model, with the host debt contract being the residual amount after separation.

The Company calculated the fair value of $1,462,435 for the May 7, 2019 embedded derivative conversion option liability using the Black-Scholes pricing model with the following assumptions: a share price of CAD $2.60, an exercise price of CAD $2.70, a volatility of 85.35%, an expected life of 5.0 years, a dividend yield of 0.0%, and a risk -free interest rate of 1.55%. The residual amount of $462,565 was allocated to the host debt instrument and is being accreted to the face value of $1,925,000 over the term of 5 years.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 24

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

8.	Debt (continued)

Revaluation of conversion feature derivative liabilities

The Company revalued the conversion feature derivative liability of the November 28, 2018 and December 20, 2018 convertible debt issuances using the Black-Scholes pricing model at December 31, 2018 with the following assumptions: a share price of CAD $2.80, an exercise price of CAD $2.82/$2.72, a volatility of 86.97%, an expected life of 4.9 years, a dividend yield of 0.0%, and a risk -free interest rate of 1.88%. The Company recognized a loss on the revaluation of the conversion feature derivative liability of $186,444 for the year ended December 31, 2018.

The Company revalued the conversion feature derivative liability of the November 28, 2018, December 20, 2018 and May 7, 2019 convertible debt issuances using the Black-Scholes pricing model at December 31, 2019 with the following assumptions: a share price of CAD $2.20, an exercise price of CAD $2.82/$2.72/$2.70, a volatility of 60.55%/69.33%, an expected life of 3.9/4.35 years, a dividend yield of 0.0%, and a risk-free interest rate of 1.68%. The Company recognized a gain on the revaluation of the conversion feature derivative liability of $2,330,964 for the year ended December 31, 2019.

Crown Capital debt and vendor take back (“VTB”) loans

	Crown Capital	Transcription Express VTB Loan	HomeTech VTB Loan	Total
Balance as at January 1, 2019	$5,489,305	$1,639,882	$903,392	$8,032,579
Interest expense	620,624	138,975	-	759,599
Accretion expense	201,052	-	97,643	298,695
Interest payment	(505,360)	(151,940)	-	(657,300)
Debt repayment	-	(763,479)	(220,000)	(983,479)
Foreign exchange translation	158,981	-	-	158,981
Balance as at December 31, 2019	$5,964,602	$863,438	$781,035	$7,609,075
Less: current portion	-	(863,438)	(240,000)	(1,103,438)
	$5,964,602	$-	$541,035	$6,505,637

	Crown Capital	Transcription Express VTB Loan	HomeTech VTB Loan	Total
Balance as at January 1, 2018	$-	$-	$-	$-
New issuances during the year	6,548,461	1,635,248	902,049	9,085,758
Issuance costs	(1,096,956)	-	-	(1,096,956)
Interest expense	44,629	-	-	44,629
Accretion expense	9,714	4,634	1,343	15,691
Foreign exchange translation	(16,543)	-	-	(16,543)
Balance as at December 31, 2018	$5,489,305	$1,639,882	$903,392	$8,032,579
Less: current portion	-	(935,518)	(220,000)	(1,155,518)
	$5,489,305	$704,364	$683,392	$6,877,061

During the year ended December 31, 2018, the Company completed a secured debt placement with Crown Capital Funding Partner LP (“Crown”) for drawings up to approximately $11,500,000 (CAD $15,000,000) bearing an interest rate of 10% payable quarterly. Drawing on the facility is open until June 30, 2019 and as at December 31, 2018, the Company had drawn $6,548,461 (CAD $8,935,000). The loan is secured by a general security agreement covering all assets of the Company. The outstanding principal balance of the loan is repayable on November 28, 2023. In conjunction with the debt facility, 450,000 common share purchase warrants were issued to Crown. Each warrant is convertible into one common share in the capital of the Company at a price per share equal to CAD $3.24 with an expiry of November 28, 2023. In addition, in lieu of payment of the debt facility origination fee, the Company issued 106,383 common shares to Crown at a price of CAD $2.80.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 25

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

8.	Debt (continued)

Crown Capital debt and vendor take back (“VTB”) loans (continued)

The Company incurred total debt issuance costs of $1,096,956 related to the Crown debt issuance which included a value of $623,152 (CAD $828,917) attributable to the 450,000 warrants and a value of $225,530 (CAD $300,000) attributable to the 2,127,659 common shares. The Company calculated the fair value of the 450,000 common share purchase warrants using the Black-Scholes pricing model with the following assumptions: a share price of CAD $2.80, an exercise price of CAD $3.24, a volatility of 85.75%, an expected life of 5.0 years, a dividend yield of 0.0%, and a risk -free interest rate of 2.27%. The Company calculated the value of the 2,127,659 common shares issued based on the trading price on the date of issuance. The remaining costs of $248,274 include legal costs of which $203,295 have been paid at year end. The total debt issuance costs were offset against the proceeds of the debt and are being accreted to the face value of $6,548,461 over the term of 5 years.

As part of the acquisition of Transcription Express, the Company issued and unsecured promissory note with the former owners of Transcription Express with a face value of $1,666,227, bearing interest at 10% to be paid quarterly for 24 months. During the year ended December 31, 2019, the terms of the Transcription Express unsecured promissory note was amended with the principal and accrued interest to be paid monthly beginning on July 31, 2019.

As part of the acquisition of HomeTech, the Company issued an unsecured interest-free promissory note with the former owners of HomeTech with a face value of $1,200,000, to be paid monthly for 60 months in equal installments of $20,000.

The Company recorded the unsecured promissory note by discounting the principal amounts due using a market annual interest rate of 12%. The difference between the present value and the face value is being accreted over the term of the unsecured promissory notes.

The minimum remaining principal repayments of debt under all agreements are as follows:

	Crown Capital	Convertible debt	Transcription Express VTB loan	HomeTech VTB loan	Total
2020	$-	$-	$863,438	$240,000	$1,103,438
2021	-	-	-	240,000	240,000
2022	-	-	-	240,000	240,000
2023	6,548,461	4,867,934	-	240,000	11,656,395
2024	-	1,925,000	-	20,000	1,945,000
	$6,548,461	$6,792,934	$863,438	$980,000	$15,184,833

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 26

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

9.	Provisions

The Company’s provisions relate to statutory benefits including annual and long-term service leaves for employees of Spark and Cannon. A summary of the provisions is as follows:

	Long-term service leave	Other provisions	Total provisions
Balance at December 31, 2018	$220,661	$310,936	$531,597
Additional provisions	72,289	335,557	407,846
Utilized during the year	(39,777)	(341,709)	(381,486)
Unused amounts reversed	(10,172)	–	(10,172)
Foreign currency adjustments	(1,031)	(1,458)	(2,489)
Balance at December 31, 2019	241,970	303,326	545,296
Less: current portion	(138,341)	(303,326)	(441,667)
	$103,629	$–	$103,629

	Long-term service leave	Other provisions	Total provisions
Balance at December 31, 2017	$266,973	$309,890	$576,863
Additional provisions	76,105	405,348	481,453
Utilized during the year	(78,067)	(374,102)	(452,169)
Unused amounts reversed	(18,282)	–	(18,282)
Foreign currency adjustments	(26,068)	(30,200)	(56,268)
Balance at December 31, 2018	220,661	310,936	531,597
Less: current portion	(148,023)	(310,936)	(458,959)
	$72,638	$–	$72,638

Long-term service leave represents Australian statutory leave payable to those employees reaching the nominated service date as required by state law. Long-term service leave accrues from the date the employee commences employment. The accrual is based on the expected weeks of leave payable for each employee and the entitlement calculation as provided within the various state Acts. A probability factor is applied to the accrual for each employee based on the probability the employee will reach the entitlement. The long-term service leave provision also includes a provision for superannuation (pension) and payroll tax, both payable when the leave is taken. Other provisions include annual leave and time off in lieu.

The provisions have been classified as short and long-term based on the Company’s best estimate of when the benefits will be paid. Annual leave is classified as current in the consolidated financial statements. The provision for long-term service leave is classified as current if the employee has reached the required service in accordance with the applicable state Act and is eligible for the leave. If the employee has not reached the entitlement date, the leave provision is classified as non-current.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 27

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

10.	Leases

The Company adopted IFRS 16 effective January 1, 2019 at the start of its new fiscal year and on initial application, the Company has elected to record right-of-use assets based on the corresponding lease liability. When measuring lease liabilities, the Company discounted lease payments using its incremental borrowing rate of 10% at January 1, 2019 for all leases. The Company applied the definition of a lease under IFRS 16 to contracts entered into or changed on or after January 1, 2019.

The following table reconciles the Company’s operating lease obligations to the lease obligations recognized on initial application of IFRS 16 at January 1, 2019:

	December 31, 2019
	Right-of-use assets		Right-of-use liabilities
Present value of leases	$		$
Balance at January 1, 2019		-		-
Aggregate lease commitments		1,276,795		1,276,795
Less: impact of present value		(204,369)		(204,369)
Opening IFRS 16 lease value as at January 1, 2019		1,072,426		1,072,426

Additions		-		-
Less: impact of present value		-		-
Effects of movements on exchange rates		12,438		12,438
Balance at December 31, 2019		1,084,864		1,084,864

Accumulated depreciation and repayments
Depreciation expense		435,392		-
Interest expense		86,117
Repayments		-		(479,439)
Effects of movements on exchange rates		2,426		(1,898)
Balance at December 31, 2019		437,818		689,644

Net book value as at:
January 1, 2019		-		-
December 31, 2019		647,046		689,644

Balance Sheet
Current		307,436
Long term		382,208
		689,644

The Company and its subsidiaries have entered into agreements to lease office premises until 2025. The annual rent expenses for premises consist of minimum rent and does not include variable costs. The minimum payments under all agreements are as follows:

2020	$361,220
2021	174,446
2022	66,974
2023	66,974
2024 and thereafter	128,367
$797,981

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 28

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

11.	Capital stock

The Company’s authorized capital consists of an unlimited number of common shares with no par value. As at December 31, 2019, common shares of the Company were reserved as follows:

	Exercise Price (CAD)	Expiry dates	Number outstanding
Options	$1.20 – $1.30	January 2020 – December 2020	232,500
	$2.10 – $4.20	January 2021 – December 2021	100,000
	$4.40 – $6.40	January 2022 – December 2022	114,000
	$2.90 - $6.00	January 2023 – December 2023	163,750
	$2.20 - $3.10	January 2024 – December 2024	257,850
			868,100
Deferred share units	$1.20	N/A	66,667
Warrants	$3.24	May 2020	292,196
	$2.14	April 2020	619,230
	$3.24	November 2020	14,278
	$2.14	April 2020	372,108
	$2.60	January 2021	659,600
	$2.14	April 2020	112,188
	$3.24	November 2023	450,000
			2,519,600

Settlement of payables

On January 31, 2019, the Company entered into an agreement to settle certain outstanding fees owed to an arm’s length service provider. Pursuant to such agreement, the Company issued 659,600 units (each a “Unit”) in satisfaction of $1,000,000 (CAD $1,319,200) based on the Bank of Canada Exchange Rate on January 30, 2019) of fees owed to such service provider. Each Unit is comprised of one common share and one common share purchase warrant. The common share purchase warrants are exercisable for a period of two years from the date of issuance at an exercise price of CAD $2.60 per share. The Company calculated the fair value of the units to be $1,790,664 and recorded a loss on the settlement of payables of $762,575.

Warrants

On November 15, 2017 and November 22, 2017, the Company completed a private placement to fund the development of the Company’s artificial intelligence platform, aiAssistTM. The raise totalled $3,644,091 (net of fees of $218,603) for 818,672 common shares plus one-half warrant per common share. The exercise price of the warrants is CAD $7.80. The warrants expire on May 15, 2019 and May 22, 2019 respectively. The warrants attached to the common shares were valued at $294,486. The Company also granted 17,096 warrants to the broker at an exercise price of CAD $6.00 that expired on May 22, 2019. The broker warrants were valued at $23,463.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 29

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

11.       Capital stock (continued)

Warrants (continued)

On November 28, 2018, the Company entered into a secured debt facility with Crown Capital Funding Partner LP (Note 8) which included the issuance of 450,000 common share purchase warrants as debt issuance costs. The exercise price of the warrants is CAD $3.24. The warrants expire on November 28, 2023.

On November 28, 2018 and December 20, 2018, the Company issued convertible debt (Note 8) which included the issuance of 1,424,297 common share purchase warrants. The exercise price for the 878,544 warrants issued on November 28, 2018 was CAD $3.24. The exercise price for the 545,754 warrants issued on December 20, 2018 was CAD $3.12. The warrants expire on November 28, 2020 and December 20, 2020 respectively. The exercise price of these warrants was repriced to CAD $2.14 on September 18, 2019.

On May 7, 2019, the Company issued convertible debt (Note 8) which included issuance of 1,056,178 common share purchase warrants. The exercise price for 235,998 of the warrants were at CAD $3.24 and the exercise price of 820,181 was CAD $3.10. The warrants expire on May 7, 2021. The exercise price of these warrants was repriced to CAD $2.14 on September 18, 2019.

As at December 31, 2019, the Company had 2,519,600 warrants outstanding (December 31, 2018 – 2,300,729) with a weighted average exercise price of CAD $2.66 per share (December 31, 2018 – $5.04).

During the year ended December 31, 2019, the Company issued 1,715,778 warrants (2018 – 1,874,125). During the year ended December 31, 2019, 1,362,499 of warrants (December 31, 2018 – nil) were exercised for proceeds of $2,196,277 (December 31, 2018 - nil).

The following information applies to warrants outstanding and exercisable at December 31, 2019:

Range of exercise prices (CAD)	Warrants outstanding	Weighted average remaining contractual life	Weighted average exercise price (CAD)	Warrants exercisable	Weighted average exercise price (CAD)
$2.14	1,103,526	0.3 years	$2.14	1,103,526	$2.14
$3.24	292,196	0.4 years	$3.24	292,196	$3.24
$3.24	14,278	0.9 years	$3.24	14,278	$3.24
$2.60	659,600	1.0 years	$2.60	659,600	$2.60
$3.24	450,000	3.8 years	$3.24	450,000	$3.24
	2,519,600	1.3 years	$2.60	2,519,600	$2.60

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 30

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

11.	Capital stock (continued)

Stock Option Plan

The Company has an incentive stock option plan for its directors, officers, employees, and contractors. The Company's stock option plan allows for the granting of options (and Deferred Share Units as described below) up to an aggregate amount equal to 10% of the aggregate number of common shares of the Company outstanding. The options, which have a term not exceeding five years when issued, generally vest as follows:

•	1/3 at time of issue
•	1/3 after one year
•	1/3 after two years

As at December 31, 2019, the Company had 613,283 options (December 31, 2018 – 564,526) that had vested with a weighted average exercise price of CAD $2.62 per share (December 31, 2018 – $2.40).

During the year ended December 31, 2019, the Company granted 257,850 stock options to directors, officers, employees, and contractors (2018 – 163,750). During the year ended December 31, 2019, 67,860 stock options (December 31, 2018 – 20,525 stock options) were exercised for proceeds of $59,631 (December 31, 2018 - $28,800). During the year ended December 31, 2019, 50,000 stock options (December 31, 2018 – nil) were forfeited resulting in a reversal of $39,652 in stock-based compensation.

The following information applies to stock options outstanding and exercisable at December 31, 2019:

Range of exercise prices (CAD)	Options outstanding	Weighted average remaining contractual life	Weighted average exercise price (CAD)	Options exercisable	Weighted average exercise price (CAD)
$1.20 – $1.30	232,500	0.7 years	$1.20	232,500	$1.20
$2.10 – $4.20	100,000	1.5 years	$2.60	100,000	$2.60
$4.40 – $6.40	114,000	2.4 years	$5.00	114,000	$5.00
$2.90 - $6.00	163,750	3.8 years	$3.20	80,833	$3.40
$2.20 - $3.10	257,850	4.5 years	$2.40	85,950	$2.40
	868,100	2.7 years	$2.00	613,283	$2.62

Deferred Share Units Plan

In 2015, the Company established a Deferred Share Units (“DSU”) Plan to provide non-employee directors with the opportunity to acquire DSUs of the Company to allow them to participate in the long-term success of the Company. DSUs are fully vested upon being granted.

The Board of Directors may grant DSUs (and the number of options to purchase shares described above) up to a maximum of 10% of common shares outstanding and up to a maximum of 100,000 units.

Maximum allowable grants under the Stock Option and DSU plans in aggregate as at December 31, 2019 were 1,085,261 (December 31, 2018 – 872,932) of which 868,100 were outstanding stock options and 66,667 were outstanding DSUs for a total of 934,767 (December 31, 2018 – 829,860).

The Company did not grant any DSU’s to Directors of the Company during the year ended December 31, 2019 (2018 – nil). During the year ended December 31, 2019, the Company issued 33,333 common shares upon exercise of DSUs (2018 – nil)

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 31

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

11.	Capital stock (continued)

Share Appreciation Rights Plan

In 2015, the Company established a Share Appreciation Rights (“SAR”) plan for its Service Providers (as defined in VIQ’s SAR plan). The Company's SAR plan provides incentive compensation, based on the appreciation in the value of the Company’s shares, to the service providers, thereby providing additional incentive for their efforts in promoting the continued growth and success of the business of the Company. The aggregate number of units in respect of which SARs have been granted and not yet exercised, shall not at any time exceed 10% of the aggregate number of shares that are then issued and outstanding. The SAR units, which have a term not exceeding five years when granted, generally vest as follows:

•	1/3 at time of issue
•	1/3 after one year
•	1/3 after two years

At any time on or after the date when the trading price of one share is equal to or exceeds four times the fair value of one SAR unit at the grant date, the Company shall be entitled to require the disposition of the vested SAR units by the grantee to the Company, by the Company paying the bonus in cash to the grantee.

The value of each SAR unit when issued is based on the market price of the Company's stock on the date of grant. At the end of December 31, 2017, the Company amended the SAR’s plan by placing a limit on the appreciated value of the Company’s shares within the SAR’s plan to limit the overall liability. The total number of SAR units which have vested as at December 31, 2019 is 163,990 (December 31, 2018 – 206,458). The total number of SAR units which are unvested as at December 31, 2019 is nil (December 31, 2018 – nil). During the year ended December 31, 2018, the Company amended the outstanding SAR’s to extend the expiry of the SAR’s from December 31, 2018 to July 15, 2020, the date the SAR’s plan will expire.

12.	Stock-based compensation

The total compensation expense relating to the value assigned to the stock options, DSUs and SARs granted to directors, officers, employees, and contractors for the year ended December 31, 2019 was $195,113 (2018 – recovery $31,461) which was included in stock-based compensation expense, with a corresponding charge to contributed surplus ($259,935 stock options, net of forfeits) and a reduction in accrued liabilities ($64,822 SARs). The Company granted 257,850 options during the year ended December 31, 2019 (2018 – 163,750) and nil SARs (2018 – nil). The weighted average fair value of the options granted during the year ended December 31, 2019 was CAD $2.40 per option (2018 – CAD $3.20) and $nil (2018 – $nil) per SAR unit at the grant date, CAD $2.80 per SAR unit at the December 31, 2019 revaluation date (December 31, 2018 – CAD $2.80).

During the year ended December 31, 2019, 28,663 SARs were exercised (December 31, 2018 – 19,917) resulting in $80,256 of payments. (December 31, 2018 - $60,759)

The fair value of the stock options and SAR units was determined using the Black-Scholes option pricing model which requires subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values. The expected volatility is based on the Company’s historical trading prices. The expected life is based on historical exercise patterns. The quoted market price of the underlying shares on the grant date is considered to be equivalent to fair value for the DSUs.

The fair value of stock options granted was calculated using the following weighted average assumptions:

	2019	2018
Risk free interest rate (%)	1.16 – 1. 50%	1.88 – 0.13%
Expected volatility (%)	37.81– 44.20%	72.9 –93.75%
Expected life (in years)	4.0	4.0
Expected dividends	Nil	Nil
Weighted average share price (CAD)	$2.20	$3.20
Forfeiture rate (%)	Nil	Nil

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 32

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

12.	Stock-based compensation (continued)

The fair value of SAR units was calculated using the following weighted average assumptions:

	December 31, 2019 revaluation date	December 31, 2018 revaluation date
Risk free interest rate (%)	1.86%	1.86%
Expected volatility (%)	37.81%-44.20%	52.3%-57.8%
Expected life (in years)	0.05-1.75	1.5-2.2
Expected dividends	Nil	Nil
Weighted average share price (CAD)	$2.20	$2.80
Forfeiture rate (%)	Nil	Nil

13.	Net loss per share

	Year ended December 31,
	2019	2018
Numerator for basic and diluted net loss per share:
Net loss for the year	$(4,524,198)	$(6,066,634)
Denominator for basic net income per share:
Weighted average number of common shares outstanding	9,251,546	8,090,803
Effect of potential dilutive securities	–	–
Adjusted denominator for diluted net loss per share	9,251,546	8,090,803
Basic net loss per share	$(0.49)	$(0.75)
Diluted net loss per share	$(0.49)	$(0.75)

For the years ended December 31, 2019 and 2018, potentially dilutive common shares issuable upon the exercise of the conversion option related to convertible debt, warrants and options were not included in the computation of loss per share because their effect was anti-dilutive.

14.	Acquisitions

On November 28, 2018, the Company completed the acquisition of Net Transcripts. On December 21, 2018, the Company completed the acquisitions of Transcription Express and HomeTech. Net Transcripts is a leading provider of secure, multi- speaker documentation services to law enforcement and criminal justice organizations. Transcription Express and HomeTech are two leading providers of transcription services to the insurance, government and legal markets in the United States.

The acquisition of Net Transcripts required the payment of total consideration of $6,800,000 of which $730,000 was held in escrow pending finalization of working capital and completion of certain transition plans. The amounts held in escrow was discounted to $691,791 using a 5.2% discount rate.

The acquisition of Transcription Express required a payment comprising of cash consideration to the former shareholders of $2,777,045, the issuance of 11,022,418 common shares of the Company and the issuance of a debenture note for $1,666,227 at an interest rate of 10% paid quarterly over 2 years. The promissory note and future interest payments were recorded at a value of $1,632,943 by discounting the principal and interest using a market annual interest rate of 12%. The 11,022,418 shares were valued at $969,973 based on the trading price of the Company’s common share on the date of issuance.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 33

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

14.	Acquisitions (continued)

The acquisition of HomeTech required the payment of total consideration of $1,450,000 comprising of cash consideration to the former shareholders of $152,484, cash consideration of $97,516 to a financial institution for payment of a pre-existing line of credit, and the issuance of an interest-free promissory note for $1,200,000 payable monthly over five years. The promissory note and future interest payments were recorded at a value of $902,049 by discounting the principal using a market annual interest rate of 12%.

The acquisitions completed during the year ended December 31, 2018 were determined to be a business combination and were accounted for using the acquisition method in accordance with IFRS 3 – Business Combinations, with the results of operations consolidated with those of the Company effective November 28, 2018 for Net Transcripts and December 21, 2018 for Transcription Express and HomeTech.

During the year ended December 31, 2018, the Company incurred $2,158,284 in business acquisition costs related to the above acquisitions which have been expensed and included in the consolidated statement of loss and comprehensive loss. During the year ended December 31, 2019, the Company incurred $484,387 in business acquisition costs which have been expensed and included in the consolidated statement of loss and comprehensive loss.

The total consideration for the acquisitions and the purchase price allocation is as follows:

	Measurement
		Transcription
	Net Transcripts	Express	HomeTech
Consideration
Cash	$6,070,000	$2,777,045	$152,484
Fair value of amounts held in escrow	691,791	-	-
Shares issued (11,022,418 shares)	-	969,973	-
Line of credit	-	-	97,516
VTB loans	-	1,632,943	902,049
Total Consideration	$6,761,791	$5,379,961	$1,152,049

Identifiable assets acquired and liabilities assumed
Cash	$21,121	$90,701	$12,024
Working capital excess	1,025,159	182,356	82,165
Customer relationships	3,160,000	3,310,000	530,000
Brand (note 6)	510,000	280,000	50,000
Technology (note 6)	470,000	-	-
Goodwill (note 7)	1,575,511	1,516,904	477,860
Total	$6,761,791	$5,379,961	$1,152,049

The accounting for the acquisitions was incomplete as at December 31, 2018 as disclosed in the prior year consolidated financial statements. During the year ended December 31, 2019, the Company completed the accounting for the acquisition within the measurement period. The Company has retrospectively adjusted the provisional goodwill amount and recognized a liability of $14,048. Comparative information from prior periods has been recasted in accordance with IFRS 3 – Business Combinations.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 34

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

15.	Supplemental cash flow information

Components of the net change in non-cash working capital are as follows:

	Year ended December 31
	2019	2018
Trade and other receivables	$(234,649)	$893,292
Inventories	(5,932)	6,656
Prepaid expenses	(38,505)	(53,789)
Trade and other payables	(646,796)	2,606,528
Provisions	16,053	87,079
Contract liabilities and taxes	87,697	3,542
Total	$(822,132)	$3,543,308

Other supplemental cash flow information as follows:

	Year ended December 31
	2019	2018
Cash received for interest	$1,340	$1,606
Cash paid for interest	780,892	9,819

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 35

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

16.	Segmented financial information

The Company operates within two business segments: the technology segment, which develops, distributes and licenses computer-based digital solutions based on its proprietary technology; and the transcription segment, which provides recording and transcription services. The Company’s reportable segments are strategic business segments that offer different products and/or services. These business segments work on different business models and operate autonomously.

The Company does not segregate sales and associated costs by individual technology products. Accordingly, segmented information on revenue and associated costs is only provided for the full line of software solutions currently offered by the Company.

Financial information by reportable business segment is as follows:

	Year ended December 31, 2019
	Technology	Transcription services	Corporate	Total
Consolidated income (loss)
Recurring revenue	$1,515,468	$21,117,300	$–	$22,632,768
Non-recurring revenue	1,945,592	517,948	–	2,463,540
Gross profit	1,799,404	9,020,583	–	10,819,987
Selling and administrative expenses	1,397,310	4,576,823	2,980,379	8,954,512
Stock-based compensation	–	–	195,113	195,113
Research and development expenses	994,640	–	–	994,640
Depreciation and amortization	1,555,543	1,946,886	–	3,502,429
Foreign exchange loss (gain)	660,482	(443,442)	–	217,040
Interest income	–	(1,340)	–	(1,340)
Interest and accretion expense	29,918	2,436,720	–	2,466,638
Gain on revaluation of conversion feature	–	–	(2,330,964)	(2,330,964)
Loss on settlement of payables	–	–	762,575	762,575
Business acquisition costs	–	–	484,387	484,387
Tax expense (recovery)	(18,978)	118,133	–	99,155
Segment income (loss)	(2,819,511)	386,803	(2,091,490)	(4,524,198)

Consolidated balance sheet
Total segment assets	$6,051,627	$14,717,172	$–	$20,768,799
Total segment current liabilities	2,360,626	3,114,908	2,485,882	7,961,416
Total segment non-current liabilities	–	6,995,679	3,601,182	10,596,861

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 36

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

16.	Segmented financial information (continued)

	Year ended December 31, 2018
	Technology	Transcription services	Corporate	Total
Consolidated income (loss)
Recurring revenue	$1,563,345	$8,537,528	$–	$10,100,873
Non-recurring revenue	1,327,395	34,536	–	1,361,931
Gross profit	1,632,345	1,956,240	–	3,588,585
Selling and administrative expenses	2,034,019	1,906,128	1,593,577	5,533,724
Stock-based compensation	–	–	(31,461)	(31,461)
Research and development expenses	458,675	–	–	458,675
Depreciation and amortization	488,153	160,720	–	648,873
Foreign exchange loss	(265,919)	464,099	–	198,180
Interest income	(171)	(2,115)	–	(2,286)
Interest and accretion expense	–	162,626	–	162,626
Loss on revaluation of conversion	–	–	186,444	186,444
Business acquisition costs	–	–	2,488,873	2,488,873
Taxes	916	10,655	–	11,571
Segment income (loss)	(1,083,328)	(745,873)	(4,237,433)	(6,066,634)
Consolidated balance sheet
Total segment assets	$5,134,908	$16,199,246	$–	$21,334,154
Total segment current liabilities	4,067,475	5,715,685	293,084	10,076,244
Total segment non-current liabilities	83,576	8,459,429	–	8,543,005

Revenues are segmented by geographic region as follows:

	2019	2018
United States	$14,484,717	$1,162,869
Australia	9,042,475	8,889,300
United Kingdom	1,240,068	977,531
Canada	275,066	312,820
Other	53,982	120,284
	$25,096,308	$11,462,804

Outstanding AR are segmented by geographic region as follows:

	2019	2018
United States	$1,708,484	$1,933,267
Australia	1,057,981	688,573
United Kingdom	358,917	169,397
Canada	12,795	177,635
Other	31,368	54,255
	$3,169,545	$3,023,127

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 37

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

16.	Segmented financial information (continued)

The Company’s largest customers comprise the following percentages of consolidated revenue:

	2019	2018
First	15%	23%
Second	11%	15%
Third	9%	13%
Fourth	6%	7%
Fifth	6%	7%
Others	53%	35%
	100%	100%

Property and equipment are located in the following countries:

	2019	2018
Canada	$94,023	$74,367
Australia	17,564	37,070
	$111,587	$111,437

17.	Expenses by nature

Expenses incurred by nature are as follows:

	2019	2018
Employee salaries and benefits (note 18)	$14,060,877	$10,556,356
Inventory, materials and other cost of sales	6,284,141	923,021
Depreciation and amortization	3,502,429	648,873
Facilities	301,859	526,075
Professional and consulting fees	1,011,964	489,345
Bad debt	114,237	339,204
Marketing and advertising/promotion expenses	162,848	-
Software license and IT expenses	278,966	54,568
Telephone and internet	514,006	318,176
Travel	376,477	251,496
Investor relations and other shareholder expenses	305,527	84,976
Insurance	126,709	53,212
Other	908,737	238,728
Total	$27,948,777	$14,484,030

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 38

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

18.	Employee benefit expense

Expenditures for employee benefits are as follows:

	2019	2018
Salaries and wages and employee benefits	$11,537,852	$8,462,280
Contract labour	2,311,408	1,913,215
Stock-based compensation	195,113	(31,461)
Other staff expense	16,504	212,322
Total	$14,060,877	$10,556,356

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 39

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

19.	Income taxes

The reconciliation of the combined Canadian federal and provincial statutory income tax rate of 26.5% (2017 - 26.5%) to the effective tax rate is as follows:

	2019	2018
Net loss before income taxes	$(4,425,043)	$(6,055,063)
Expected income tax (recovery)	(1,172,636)	(1,604,592)
Difference in foreign tax rates	-	21,275
Share based compensation and non-deductible expenses	(202,553)	528,876
Non taxable accounting entry	-	118,293
Prior year true-ups	119,972	(11,331)
Tax rate changes and other adjustments	(15,933)	(25,529)
Foreign exchange translation adjustment	(172,081)	285,443
Change in tax benefits not recognized	1,542,386	699,136
Income tax expense	$99,155	$11,571

The Company’s income tax expense (recovery) is allocated as follows:

	2019	2018
Current income tax expense	$93,580	$916
Deferred income tax expense	5,575	10,655
Income tax expense	$99,155	$11,571

The significant components of deferred tax assets are as follows:

	2019	2018
Non-capital losses carried forward	$183,530	$267,137
Intangible assets	61,214	-
Right of use assets	174,264	-
Reserves	180,927	182,481
Deferred tax assets	$599,935	$449,618
Deferred tax liabilities	(269,598)	(110,373)
Net deferred tax assets	$330,337	$339,245
Comprised of:
Deferred tax assets	$334,542	$368,997
Deferred tax liabilities	(4,205)	(29,752)

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Deferred tax assets have not been recognized in respect of the following deductible temporary differences:

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 40

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

19.       Income taxes (continued)

2019
Property and equipment	170,926
Intangible assets	731,587
Share issuance costs – 20(1)(e)	82,732
Non-capital losses carried forward – Canada	2,448,176
Non-capital losses carried forward – US	74,829
Capital losses carried forward	112,286
Investment tax credits from schedule 31	428,220
SR&ED pool from T661	483,063
Stock appreciation right liability	39,856
Ontario SR&ED credit	90,251
Lease liabilities	8,264

The Company has available Canadian non-capital losses of approximately $9,256,792 and capital losses of approximately $338,008. The net capital loss carry forward may be carried forward indefinitely, but can only be used to reduce capital gains. The Company’s Canadian non-capital income tax losses expire as follows:

2026	$534,343
2027	547,555
2029	301,317
2030	826,572
2032	312,959
2033	202,378
2034	299,280
2035	358,011
2036	131,636
2037	215,934
2038	2,359,522
2039	3,167,285
$9,256,792

During the year-ended December 31, 2019, the Company utilized Canadian loss carry-forwards of approximately $nil (2018 – $nil) to reduce taxable income in the current year.

The Company also has investment tax credits available to reduce future federal taxes payable of approximately $582,612 if not utilized will expire as follows:

2025	$97,429
2026	36,762
2027	38,664
2028	45,124
2029	51,992
2030	57,478
2031	72,663
2033	87,119
2034	95,381
$582,612

The effective and statutory tax rate in the Company’s Australian subsidiaries is 27.5% (2018 – 27.5%). These subsidiaries have capital losses of approximately $245,455 (2018 – $246,933) available to offset future taxable capital gains and non-capital

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 41

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

19.	Income taxes (continued)

losses of approximately $649,000 (2018 – $718,952) available to reduce future taxable income. These losses do not expire.

The Company’s US subsidiaries have non-capital losses of approximately $332,00 available to reduce future taxable income. These losses do not expire.

The potential future tax benefits that may result from the application of the capital loss carry forwards and Canadian non-capital federal and provincial losses have not been recorded in these consolidated financial statements.

20.	Risk management for financial instruments

Fair values

The estimated fair values of cash, trade and other receivables, restricted cash, trade and other payables, and share appreciation rights plan obligations approximate their carrying values due to the relatively short-term nature of the instruments. The estimated fair values of current and long-term debt and obligations under finance lease also approximate carrying values due to the fact that effective interest rates are not significantly different from market rates.

Fair value measurements recognized in the consolidated balance sheets must be categorized in accordance with the following levels:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;
•	Level 2: inputs other than quoted prices included in level 1 that are observable for the asset or liability either directly (i.e. as prices) or indirectly (i.e. derived from prices); and
•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Company’s financial instruments carried at fair value on the consolidated balance sheets consist of cash and restricted cash. Cash and restricted cash are valued using quoted market prices (Level 1). Share appreciation rights and the conversion feature derivative liability are categorized using observable market inputs (Level 2). The Company did not value any financial instruments using valuation techniques based on non-observable market inputs (Level 3) as at December 31, 2019.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s approach in managing liquidity is to ensure, to the extent possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, by continuously monitoring actual and budgeted cash flows.

The Company has sustained losses over the last number of periods and has financed these losses mainly through a combination of equity and debt offerings. Management believes that it has raised sufficient cash to meet all of its contractual debt that is coming due in 2020 and has the ability to fund any operating losses that may occur in the upcoming periods.

The table below summarizes the Company’s contractual obligations into relevant maturity groups at the balance sheet date based on the expected contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows for operations:

	2020	2021	2022	2023	2024 and thereafter	Total
Trade and other payables	$3,073,361	$–	$–	$–	$–	$3,073,361
Provisions	441,667	103,629	–	–	–	545,296
Share appreciation rights	149,078	–	–	–	–	149,078
Lease obligations	624,353	109,356	66,974	66,974	128,367	996,024
Crown Capital debt	–	–	–	–	6,548,461	6,548,461
Convertible debt	–	–	–	4,867,934	1,925,000	6,792,934
Transcription Express VTB loan	863,438	–	–	–	–	863,438
HomeTech VTB loan	240,000	240,000	240,000	240,000	20,000	980,000
Total	$5,391,897	$452,985	$306,974	$5,174,908	$8,621,828	$19,948,592

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 42

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

20.	Risk management for financial instruments (continued)

Credit risk

Credit risk arises from the potential that a customer or counterparty will fail to perform its obligations. The Company is exposed to credit risk from its customers; however, the Company has a significant number of customers, minimizing the concentration of credit risk. Further, a large majority of the Company’s customers are economically stable organizations such as government agencies or departments with whom the Company transacts with on a regular basis, further reducing the overall credit risk.

Historically, the Company has suffered losses under trade receivables. In order to minimize the risk of loss from trade receivables, the Company’s extension of credit to customers involves review and approval by senior management and conservative credit limits for new or higher risk accounts.

The Company reviews its trade receivable accounts regularly and writes down these accounts to their expected realizable values, by making an allowance for expected credit losses, as soon as the account is determined not to be fully collectible. The allowance is recorded as an expense in the consolidated statements of loss and comprehensive loss. Shortfalls in collections are applied against this provision. Estimates for allowance for expected credit losses are determined by a customer-by-customer evaluation of collectability at each balance sheet reporting date, taking into account the amounts that are past due and any available relevant information on the customers’ liquidity and going concern issues. Normal credit terms for amounts due from customers call for payment within 30 to 60 days.

The Company’s exposure to credit risk for trade receivables by geographic area was as follows:

	December 31, 2019	December 31, 2018
United States	54%	64%
Australia	33%	23%
United Kingdom	11%	6%
Canada	1%	6%
Rest of world	1%	1%
	100%	100%

The Company is subject to risk of non-payment of accounts receivable. The Company mitigates credit risk by assessing the credit worthiness of customers prior to extending credit and monitoring the aging and size of credit extended to customers. All of the Company’s cash is held with major financial institution and thus the exposure to credit risk is considered insignificant. Management actively monitors the Company’s exposure to credit risk under its financial instruments, including with respect to trade receivables.

The following is a breakdown of trade receivables aging, net of expected credit losses (“ECLs”):

	December 31, 2019	December 31, 2018
0 to 30 days	$2,286,445	$2,216,876
31 to 60 days	636,975	330,761
61 to 90 days	51,222	64,115
91 days and older	194,903	411,375
	$3,169,545	$3,023,127

At December 31, 2019, the Company recorded a provision for ECLs in the amount of $902,215 (2018 - $769,930).

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 43

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

20.	Risk management for financial instruments (continued)

Credit risk (continued)

The activity of the expected credit loss provision is as follows:

	2019	2018
Expected credit loss – beginning of year	$769,930	$551,421
Add: provision for expected credit loss	114,237	232,223
Less: write-offs	–	(10,651)
Foreign exchange adjustments	18,048	(3,063)
Expected credit loss – end of year	$902,215	$769,930

The following default rates are used to calculate the ECLs on billed receivables as at December 31, 2019:

	Total	Current	Over 30 days	Over 60 days	Over 90 days
Default rates (%)		2.0%	3.2%	14.0%	74.0%
Trade receivables ($)	4,071,760	2,277,849	480,468	217,688	1,095,755
Provision for ECLs ($)	902,215	45,361	15,519	30,476	810,859

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market interest rates. The Company’s interest rate risk is primarily related to the Company’s interest-bearing debts on its consolidated balance sheet. The Company does not have a material amount of long-term debt with variable interest rates, thereby minimizing the Company’s exposure to cash flow interest rate risk.

Foreign currency risk

Foreign currency risk arises because of fluctuations in exchange rates. The Company conducts a significant portion of its business activities in foreign currencies, primarily the U.S. and Australian dollars and Great Britain pounds with a large portion of the Company’s sales and operating costs being realized in these foreign currencies. The Company’s objective in managing its foreign currency risk is to minimize its net exposure to foreign currency cash flows by transacting, to the greatest extent possible, with third parties in Canadian, U.S. and Australian dollars.

The financial assets and liabilities that are denominated in foreign currencies will be affected by changes in the exchange rate between the United States dollar and these foreign currencies. This primarily includes cash, restricted cash, trade and other receivables, trade and other payables, provisions and obligations under finance lease which were denominated in foreign currencies.

The Company’s Australian subsidiaries have a majority of revenue and expenses being transacted in Australian dollars. As of December 31, 2019, fluctuations of the Australian dollar relative to the United States dollar of 5% would result in an exchange gain or loss on the net financial assets, impacting the Company’s comprehensive income by approximately $1,000 (2018 –

$11,000).

The Company’s computer products and services operations are exposed to exchange rate changes in the U.S. dollar relative to the Canadian dollar since a substantial portion of this business unit’s sales are denominated in U.S. dollars with most of the related expenses in Canadian dollars. A 5% fluctuation of the U.S. dollar would result in an exchange gain or loss on the net financial assets of approximately $33,000 (2018 – $44,000) as at December 31, 2019.

The Company’s computer products and services operations are exposed to exchange rate changes in the Great Britain pound relative to the United States dollar since a portion of this business unit’s sales are denominated in Great Britain pounds with most of the related expenses in United States dollars. A fluctuation of the Great Britain pound of 5% would result in an exchange gain or loss on the net financial assets of approximately $nil (2018 – $8,000) as December 31, 2019.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 44

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

20.	Risk Management for Financial Instruments (continued)

Foreign currency risk (continued)

The Company does not currently use foreign exchange contracts to hedge its exposure of its foreign currencies cash flows as management has determined that this risk is not significant at this point in time. The Company recognized a foreign exchange loss from operations of $217,040 for the year ended December 31, 2019 (2018 – foreign exchange loss of $198,180).

Capital management

The Company considers its capital structure to consist of shareholders’ equity, long-term debt and convertible debt. The Company’s objective in managing capital is to ensure sufficient liquidity to pursue its organic growth strategy, fund research and development and undertake selective acquisitions, while at the same time taking a conservative approach toward financial leverage and management of financial risk.

21.	Related party transactions

Key management personnel are comprised of the Company’s directors and executive officers. In addition to their salaries, key management personnel also participate in the Company’s share option program (note 11), DSU plan, SAR plan. Key management personnel compensation for the years ended December 31, 2019 and December 31, 2018 is as follows:

	2019	2018
Salaries and short-term employee benefits (i)	$1,018,166	$876,241
Stock-based compensation	106,959	(98,643)
	$1,125,125	$777,598
(i)	Short-term employee benefits include bonuses and car allowances.

22.	Subsequent events

COVID-19

Since December 31, 2019, the outbreak of the novel strain of coronavirus, specifically identified as “COVID-19”, has resulted in the World Health Organization declaring this virus a global pandemic in March 2020. Governments around the world have enacted emergency measures to combat the spread of the virus. These measures which include the implementation of travel bans, self-imposed quarantine periods and social distancing and closure of businesses have caused material disruption to businesses resulting in an economic slowdown. Governments and central banks have responded with significant monetary and fiscal interventions designed to stabilize the financial markets. The duration and impact of the COVID-19 outbreak is unknown at this time and it is not possible to reliably estimate the duration and severity of these developments.

Acquisitions

On January 31, 2020, The Company through it’s US subsidiary VIQ services Inc., acquired the assets of ASC Services LLC (“ASC”). The purchase price paid for the ASC acquisition was $6.9 million, with $3.1 million paid in cash on closing and $3.8 million paid via an earn-out payable quarterly over 30 months.

On January 31, 2020, in connection with the acquisition of ASC, The Company and Crown entered into an amendment to the Debt Facility, pursuant to which Crown agreed to forfeit the 450,000 common share purchase warrants (the “Original Crown Warrants”) that Crown was issued on November 28, 2018. In exchange for the Original Crown Warrants, the Amendment provides that the Company issue 450,000 new common share purchase warrants (the “New Crown Warrants”). Each New Crown Warrant is exercisable to acquire one common share in the capital of the Company at a price per Share equal to CAD$2.06 (the “Exercise Price”) until November 28, 2023.

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 45

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

22.	Subsequent events (continued)

Acquisitions (continued)

In February 2020, the Company also entered into agreements (the “Amending Agreements”) with the holders of unsecured convertible notes (each, a “Note”) in the aggregate principal amount of approximately $6,792,934, granting the holders of such Notes (each a “Noteholder”) the option to convert the principal and the aggregate interest payable on their Notes from the date of issuance to the maturity date (the “Total Interest Payable”), into Shares at a conversion price of CAD$2.18 per Share (the “Conversion Option”). Concurrent with their entry into the Amending Agreements, Noteholders holding all of the outstanding Notes exercised the Conversion Option, except to the extent that the exercise of the Conversion Option would result in a Noteholder becoming a “control person” under the policies of the TSX Venture Exchange (the “TSXV”). The Corporation issued 6,395,648 common shares as the result of the exercise of the Conversion Option in respect of Notes having an aggregate principal amount of approximately $6,404,319 and an aggregate Total Interest Payable of approximately $4,089,607.

On February 26, 2020, the Company through its US subsidiary VIQ services Inc., acquired the shares of WordZXpressed Inc. The purchase price paid for the WordZ acquisition was $4.7 million, with $1.3 million paid in cash on closing, $1.2 million paid via a promissory note payable quarterly over 36 months and $2.2 million paid via an earnout payable quarterly over 36 months.

On March 4, 2020, VIQ announced that it is accelerating the vesting of 1,103,526 warrants (each a “Warrant”) exercisable to acquire common shares of the Company (each a “Common Share”), originally issued pursuant to private placements closing on November 28, 2018, December 20, 2018 and May 7, 2019. Pursuant to the terms of the Warrants (the “Warrant Certificates”), the Company has the right to accelerate the expiry date of the Warrants in the event that the closing price of the Common Shares on the TSX Venture Exchange is equal to or greater than $2.68 for any ten (10) consecutive trading days (an “Acceleration Event”).

CONSOLIDATED FINANCIAL STATEMENTS 2019	PAGE 46